As filed with the Securities and Exchange Commission on July 14, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

USMD HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	27-2866866
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6333 North State Highway 161, Suite 200

Irving, Texas 75038

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

USMD Holdings, Inc. 2010 Equity Compensation Plan

USMD Salary Deferral Plan

(Full title of the plans)

Carolyn Jones

Chief Financial Officer

USMD Holdings, Inc.

6333 North State Highway 161, Suite 200

Irving, Texas 75038

214-493-4000

(Name, address including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value	1,663,342 shares (1)	$ 10.69 (2)	$17,781,126	$2,290.21 (3)

(1)	Consists of shares of common stock of registrant issuable pursuant to the terms of the USMD Holdings, Inc. 2010 Equity Compensation Plan, as amended, and the USMD Salary Deferral Plan. Pursuant to Rule 416 of the Securities Act, this registration statement also covers such additional indeterminate number of shares as may be offered or issued in connection with any stock splits, stock dividends, recapitalizations or certain other capital adjustments that increase the number of outstanding shares of the registrant’s common stock, $.01 par value.
(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 of the Securities Act, solely for purpose of calculating the registration fee, based upon the average of the high and low sale prices of the registrant’s common stock as reported on the NASDAQ Capital Market on July 9, 2014.
(3)	The amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act, which provides that the fee shall be 0.0001288 multiplied by the maximum aggregate price at which such securities are proposed to be offered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

USMD Holdings, Inc. (“We” or the “Company”) will send or give the documents containing the information specified in Part I of Form S-8 (Items 1 and 2) to participants in the plan covered by this registration statement, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We hereby incorporate by reference in this registration statement the following documents previously filed by us with the Securities and Exchange Commission (the “Commission”):

1. Our Annual Report on Form 10-K for the year ended December 31, 2013;

2. Our Quarterly Report on Form 10-Q for the period ended March 31, 2014;

3. Our Current Reports on Form 8-K filed with the Commission on January 7, 2014, February 27, 2014, June 11, 2014, June 25, 2014, June 27, 2014 and July 10, 2014; and

4. The description of our common stock contained in the Registration Statement on Form 8-A filed on August 27, 2012 filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating any such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement shall be deemed to be incorporated into this registration statement by reference and to be a part hereof from the date of the filing of such documents until such time as the registrant files a post-effective amendment indicating that the registrant has sold all of the securities offered under this registration statement or deregistering all securities remaining unsold at the time of such amendment.

Any statement contained in any document incorporated or deemed to be incorporated into this registration statement by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document which also is, or is deemed to be, incorporated into this registration statement by reference, is inconsistent with, modifies or supersedes such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The following summarizes certain arrangements by which controlling persons, directors and officers of the Company, a Delaware corporation, are indemnified against liability which they may incur in such capacities.

Delaware General Corporation Law. Subsection (a) of Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with his defense. This indemnification or advancement of expenses is not exclusive of any other rights to which the indemnified party may be entitled. Section 145 empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation. Paragraph 9 of our Certificate of Incorporation, provides that, any director, officer or trustee of the Company who was or is a party in any action, suit or proceeding by reason of the fact that he is or was a director or an officer of the Company, shall be indemnified to the fullest extent permitted by the DGCL, against all expense, liability and loss reasonably incurred or suffered by such person in connection with any such action, suit or proceeding.

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Paragraph 9 of our Certificate of Incorporation also provides that we may pay expenses incurred in defending a proceeding in advance of its final disposition, provided that the indemnitee shall deliver an undertaking to repay all amounts so advanced if it shall ultimately be determined by a court, on final disposition, that the indemnitee is not entitled to be indemnified for such expenses. We may grant rights to indemnification and advancement of expenses to any employee or agent of the Company to the fullest extent permitted under the DGCL. The rights to indemnification and advancement of expenses are not exclusive of any other rights which a director, officer or employee or agent may have under any agreement, vote of shareholders or disinterested director, or otherwise. We may purchase insurance against any such expense, liability or loss. Finally, no repeal or modification of Article 9 will adversely affect the rights to indemnification of directors that exist prior to such repeal or modification.

Paragraph 8 of our Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director will not be liable to the Company or its shareholders for monetary damages for breach of his fiduciary duty to the Company or its shareholders.

Bylaws. Article VII of our Bylaws provides that the Company will indemnify any authorized representative (including officers, directors and employees) who has been made party to a third-party proceeding, against any expenses or judgments incurred by such person, if such person acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and reasonably believed his conduct was lawful or if he was successful in his defense of such proceeding. We will also indemnify any authorized representative who has been made party to any corporate proceeding against any expenses actually incurred by such person, if such person acted in good faith and in a manner he reasonably believed to be in the best interests of the Company or if he was successful in defense of such proceeding. However, we will not be obligated to indemnify the authorized representative if he is found liable, unless the court determines that he is entitled to indemnification despite his liability. The authorized representative may have indemnification rights beyond those granted in our Bylaws. The authorized representative’s rights to indemnification arising under any statute, agreement, vote by shareholders or disinterested directors or otherwise will not be reduced or diminished by the indemnification provided under our Bylaws.

Insurance. The Company maintains directors and officers liability insurance, which covers such persons against certain claims or liabilities arising out of the performance of their duties.

Item 7.	Exemption from Registration Claimed.

None

Item 8.	Exhibits

Exhibit Number	Exhibits

4.1	Certificate of Incorporation of USMD Holdings, Inc. (incorporated by reference to Exhibit 3.1 of registrant’s Registration Statement on Form S-4/A filed on February 16, 2011)

4.2	Bylaws of USMD Holdings, Inc. (incorporated by reference to Exhibit 3.2 of registrant’s Registration Statement on Form S-4/A filed on February 16, 2011)

4.3	Investor Rights Agreement by and between the registrant and UANT Ventures, L.L.P. (incorporated by reference to Exhibit 4.1 of registrant’s Registration Statement on Form S-4/A filed on March 8, 2012)

4.4	Form of 5% Convertible Subordinated Note Due 2019 (incorporated by reference to Exhibit 4.1 of registrant’s Current Report on Form 8-K filed on September 16, 2013)

5.1*	Opinion of Hallett & Perrin, P.C.

23.1*	Consent of Grant Thornton LLP, independent registered accounting firm

23.2*	Consent of Hallett & Perrin, P.C. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page of this registration statement)

99.1*	USMD Holdings, Inc. 2010 Equity Compensation Plan, as amended

99.2*	USMD Salary Deferral Plan

*	Filed herewith.

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Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

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(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irving and State of Texas on July 14, 2014.

USMD HOLDINGS, INC.

By:	/s/ John House, M.D.
John House, M.D.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints John M. House, M.D. and Gary Rudin, and each of them (with full power to act alone), as attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for him and in his name, place and stead, to sign and file with the Securities and Exchange Commission any and all amendments and exhibits to this registration statement on Form S-8 and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered by this registration statement. Each attorney shall have full power and authority to do and perform in the name and on behalf of the undersigned, any and all acts and things whatsoever requisite or desirable, as fully to all intents and purposes as the undersigned might or could do in person, and the undersigned hereby ratifies and approves the acts of such attorneys.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated below and on July 14, 2014.

Name	Title	Date

/s/ John House	Chairman of the Board and Chief Executive Officer	July 14, 2014
John House, M.D.	(Principal Executive Officer)

/s/ Gary Rudin	President, Chief Operating Officer and Director	July 14, 2014
Gary Rudin

/s/ Carolyn Jones	Chief Financial Officer	July 14, 2014
Carolyn Jones	(Principal Financial Officer)

/s/ Gordon Davis	Chief Accounting Officer	July 14, 2014
Gordon Davis	(Principal Accounting Officer)

/s/ Steven Brock	Director	July 14, 2014
Steven Brock, M.D.

/s/ Darcie Bundy	Director	July 14, 2014
Darcie Bundy

/s/ Breaux Castleman	Director	July 14, 2014
Breaux Castleman

/s/ Patrick Collini	Director	July 14, 2014
Patrick Collini, M.D.

Name	Title	Date

/s/ Charles Cook	Director	July 14, 2014
Charles Cook, M.D.

/s/ Russell Dickey	Director	July 14, 2014
Russell Dickey, M.D.

/s/ James Saalfield	Director	July 14, 2014
James Saalfield, M.D.

/s/ Paul Thompson	Director	July 14, 2014
Paul Thompson, M.D.

Exhibit Index

Exhibit Number	Exhibits

4.1	Certificate of Incorporation of USMD Holdings, Inc. (incorporated by reference to Exhibit 3.1 of registrant’s Registration Statement on Form S-4/A filed on February 16, 2011)

4.2	Bylaws of USMD Holdings, Inc. (incorporated by reference to Exhibit 3.2 of registrant’s Registration Statement on Form S-4/A filed on February 16, 2011)

4.3	Investor Rights Agreement by and between the registrant and UANT Ventures, L.L.P. (incorporated by reference to Exhibit 4.1 of registrant’s Registration Statement on Form S-4/A filed on March 8, 2012)

4.4	Form of 5% Convertible Subordinated Note Due 2019 (incorporated by reference to Exhibit 4.1 of registrant’s Current Report on Form 8-K filed on September 16, 2013)

5.1*	Opinion of Hallett & Perrin, P.C.

23.1*	Consent of Grant Thornton LLP, independent registered accounting firm

23.2*	Consent of Hallett & Perrin, P.C. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page of this registration statement)

99.1*	USMD Holdings, Inc. 2010 Equity Compensation Plan, as amended

99.2*	USMD Salary Deferral Plan

*	Filed herewith.